Execution Copy

TERM LOAN AND SECURITY AGREEMENT Dated as of March 9, 2015
BLYTH, INC.,
BLYTH HOME EXPRESSIONS, INC.,
BLYTH DIRECT SELLING HOLDINGS, INC.,
BLYTH CATALOG AND INTERNET HOLDINGS, INC.,
KWA, INC.,
PURPLE TREE, INC.,
PARTYLITE HOLDING, INC.,
SILVER STAR BRANDS, INC.
PARTYLITE GIFTS, INC.
BJI CORPORATION,
PARTYLITE WORLDWIDE, LLC,
CANDLE CORPORATION OF AMERICA (DELAWARE), AND
CANDLE CORPORATION OF AMERICA,
as Borrowers

GFIE, LLC, as Lender

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SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION 1

1.1	Definitions 1

1.2	Accounting Terms 23

1.3	Uniform Commercial Code 23

1.4	Certain Matters of Construction 23

SECTION 2.	TERM LOAN 24

2.1	Term Loan 24

SECTION 3.	INTEREST, FEES AND CHARGES 24

3.1	Interest 24

3.2	Computation of Interest, Fees, Yield Protection 25

3.3	Reimbursement Obligations 25

3.4	Illegality 25

3.5	Inability to Determine Rates 25

3.6	Increased Costs; Capital Adequacy 25

3.7	Maximum Interest 26

3.8	Compensation for Losses 26

SECTION 4.	LOAN ADMINISTRATION 27

4.1	Borrower Agent 27

4.2	One Obligation 27

4.3	Effect of Termination 27

SECTION 5.	PAYMENTS 27

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5.1	General Payment Provisions 27

5.2	Repayment of Term Loan; Excess Cash Flow 27

5.3	Payment of Other Obligations 28

5.4	Marshaling; Payments Set Aside 28

5.5	Taxes 28

5.6	Nature and Extent of Each Borrower’s Liability 31

SECTION 6.	CONDITIONS PRECEDENT 33

6.1	Conditions Precedent to Closing Date 33

SECTION 7.	COLLATERAL 34

7.1	Grant of Security Interest 34

7.2	Lien on Deposit Accounts 35

7.3	Real Estate Collateral 35

7.4	Other Collateral 36

7.5	Limitations 36

7.6	Further Assurances; Extent of Liens 36

7.7	Intentionally Omitted 36

7.8	Intercreditor Agreement 36

SECTION 8.	COLLATERAL ADMINISTRATION 37

8.1	Borrowing Base Reports 37

8.2	Accounts 37

8.3	Inventory 37

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8.4	Equipment 38

8.5	Deposit Accounts; Securities Accounts 38

8.6	General Provisions 39

8.7	Power of Attorney 40

SECTION 9.	REPRESENTATIONS AND WARRANTIES 41

9.1	General Representations and Warranties 41

9.2	Complete Disclosure 45

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS 45

10.1	Affirmative Covenants 45

10.2	Negative Covenants 49

10.3	Financial Covenants 54

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT 54

11.1	Events of Default 54

11.2	Remedies upon Default 56

11.3	License 56

11.4	Setoff 56

11.5	Remedies Cumulative; No Waiver 56

SECTION 12.	MISCELLANEOUS 57

12.1	Amendments and Waivers 57

12.2	Indemnity 57

12.3	Notices and Communications 57

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12.4	Performance of Borrowers’ Obligations 58

12.5	Intentionally Omitted 58

12.6	Severability 58

12.7	Cumulative Effect; Conflict of Terms 58

12.8	Counterparts; Execution 58

12.9	Entire Agreement 59

12.10	No Control; No Advisory or Fiduciary Responsibility 59

12.11	Confidentiality 59

12.12	GOVERNING LAW 60

12.13	Consent to Forum 60

12.14	Waivers by Borrowers 60

12.15	Patriot Act Notice 60

12.16	Release Prior to Termination 61

12.17	NO ORAL AGREEMENT 61

12.18	SUBORDINATION OF INTERCOMPANY DEBT 61

LIST OF SCHEDULES
Schedule 8.5.1    Deposit Accounts
Schedule 8.5.3    Securities Accounts
Schedule 8.6.1    Business Locations
Schedule 9.1.4    Names and Capital Structure
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14    Environmental Matters
Schedule 9.1.15    Restrictive Agreements
Schedule 9.1.16    Litigation
Schedule 9.1.18    Pension Plans
Schedule 9.1.20    Labor Contracts
Schedule 10.1.11    Post-Closing Matters

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Schedule 10.2.2    Existing Liens
Schedule 10.2.7    Existing Intercompany Debt
Schedule 10.2.17    Existing Affiliate Transactions

v

TERM LOAN AND SECURITY AGREEMENT
THIS TERM LOAN AND SECURITY AGREEMENT is dated as of March 9, 2015, among BLYTH, INC., a Delaware corporation (“Borrower 1”), BLYTH HOME EXPRESSIONS, INC., a Delaware corporation (“Borrower 2”), BLYTH DIRECT SELLING HOLDINGS, INC., a Delaware corporation (“Borrower 3”), BLYTH CATALOG AND INTERNET HOLDINGS, INC., a Delaware corporation (“Borrower 4”), KWA, INC., a Minnesota corporation (“Borrower 5”), PURPLE TREE, INC., a Delaware corporation (“Borrower 6”), PARTYLITE HOLDING, INC., a Delaware corporation (“Borrower 7”), SILVER STAR BRANDS, INC. (formerly known as Miles Kimball Company), a Wisconsin corporation (“Borrower 8”), PARTYLITE GIFTS, INC., a Virginia corporation (“Borrower 9”), BJI Corporation, a Delaware corporation (“Borrower 10”), PARTYLITE WORLDWIDE, LLC, a Delaware limited liability company (“Borrower 11”), CANDLE CORPORATION OF AMERICA (DELAWARE), a Delaware corporation (“Borrower 12”) and CANDLE CORPORATION OF AMERICA, a New York corporation (“Borrower 13”, and together with Borrower 1, Borrower 2, Borrower 3, Borrower 4, Borrower 5, Borrower 6, Borrower 7, Borrower 8, Borrower 9, Borrower 10, Borrower 11 and Borrower 12, collectively, the “Borrowers”), and GFIE, LLC, a Florida limited liability company (“Lender”).
R E C I T A L S:

Borrowers have requested that Lender provide a term loan to Borrowers the proceeds of which will benefit \their mutual and collective business enterprise. Lender is willing to provide the term loan on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1    DefinitionsAs used herein, the following terms have the meanings set forth below:
ABL Debt: means the Debt in the original principal committed amount of up to Fifteen Million Dollars ($15,000,000) and any other obligations evidenced by or otherwise arising under the ABL Loan Documents (as the same may be amended, supplemented, amended and restated, increased, extended, refinanced or otherwise modified from time to time in accordance with Section 10.2.20 hereof), including any increases in the ABL Debt (and related commitment(s)) permitted under the Intercreditor Agreement.
ABL Lender: the ABL Secured Party (as such term is defined in the Intercreditor Agreement).
ABL Loan Agreement: the ABL Loan Agreement (as such term is defined in the Intercreditor Agreement).
ABL Loan Documents: collectively, the ABL Loan Documents (as such term is defined in the Intercreditor Agreement).
Account: all of each Borrower’s right, title, and interest in and to each presently existing and hereafter arising loan account, Account (as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered), contract right, Instrument, note, Document, Chattel Paper, General Intangible, and all other forms of obligations owing to each Borrower, all rights of each Borrower to receive payment thereof, together with all guarantees or other rights of each Borrower obtained in connection therewith, and any collateral therefor.
Account Debtor: a Person obligated under an Account.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Allocable Amount: as defined in Section 5.6.3.
Annualized: with respect to any calculation referred to for any period, the amount thereof divided by a fraction, the numerator of which is the number of days in the relevant period and the denominator of which is 365.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Asset Disposition: a sale, lease (as a lessor), license (as a licensor), consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.
Bankruptcy Code: Title 11 of the United States Code.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor (or its Subsidiary), without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor (or such Subsidiary), (ii) is evidenced by notes, drafts, bonds, debentures, loan documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business) or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business); (b) Capital Leases (and other Purchase Money Debt); (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrower Agent: as defined in Section 4.3.
Borrowing Base: as defined in the ABL Loan Agreement.
Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance reasonably satisfactory to Lender.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Florida, North Carolina and New York, and any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, but excluding:
(a)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance or warranty proceeds (in each case to the extent such proceeds are permitted to be so used under the terms of the Loan Documents) paid on account of the loss of or damage to the assets being replaced, substituted for, restored or repaired and promptly made after receipt by a Borrower or Subsidiary of such insurance or warranty proceeds;
(b)    the purchase price of Equipment that is purchased simultaneously with the trade-in of existing Equipment permitted by Section 8.4.2(c) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such Equipment for the Equipment being traded in at such time;
(c)    expenditures that constitute Permitted Acquisitions or the Native Remedies Acquisition;
(d)     expenditures for leasehold improvements made (wholly or partly) with the proceeds of landlord allowance or contributions (to the extent of such contributions); and
(e)    expenditures paid from equity proceeds (from the sale of equity of Blyth, Inc.) raised after the date hereof and which proceeds have been earmarked for that purpose and are used for such purpose promptly after receipt by a Borrower or Subsidiary.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) other short term investments (as defined under GAAP) consistent with short term investments historically made by the Borrowers or their Subsidiaries prior to the Closing Date and maintained, with respect to the Obligors organized under the laws of the United States, in investment accounts at ABL Lender (or an Affiliate of ABL Lender) with respect to which Lender has a perfected security interest with a priority as set forth in the Intercreditor Agreement.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: at any time and for any reason whatsoever, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than (i) thirty percent (30%) of the voting equity securities of Blyth, Inc. and (ii) the percentage of the voting equity securities of Blyth, Inc. as to which the Permitted Holders collectively are, directly or indirectly, the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Blyth, Inc. by Persons who were neither (i) nominated by the board of directors of Blyth, Inc. nor (ii) appointed by directors so nominated; (c) Blyth, Inc. shall cease (directly or indirectly) to own, free and clear of all Liens or other encumbrances (other than Liens pursuant to the Loan Documents or in favor of the Term Lender, so long as subject to the Intercreditor Agreement), 100% of the outstanding voting equity interests of each other Borrower on a fully diluted basis or (d) any holder of voting equity of any Borrower (other than Blyth, Inc.) is not a borrower or guarantor under this Agreement.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Term Loan, any Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted by any Obligor, any Subsidiary of an Obligor or any Indemnitee (but excluding any action or omission by such Indemnitee that is determined in a final, non-appealable judgment by a court of competent jurisdiction to resulted from the gross negligence or willful misconduct of such Indemnitee) in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: the date on and time at which each of the conditions precedent outlined in Section 6.1 is satisfied by the Borrowers (or waived by Lender).
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form and substance satisfactory to Lender, containing the calculations (in reasonable detail) required by with Section 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all Contingent Obligations; (c) in the case of an Obligor, the Obligations, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, including any earn-out obligations but excluding trade payables, accruals for salary and other similar current liabilities owing in the Ordinary Course of Business, (e) all obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination) and (f) in the case of the Obligors, all obligations in connection with mortgage debt of Meridian with respect to the Meridian Warehouse to the extent included as a liability on the balance sheet of Blyth, Inc. and its Subsidiaries in accordance with GAAP. The Debt of a Person shall include any Debt (to the extent such Debt is recourse to such Person) of any partnership or joint venture not consisting of a corporation or limited liability company in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Deposit Account Control Agreement: control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest of any Obligor or Subsidiary thereof (other than payment-in-kind, including issuances of Equity Interests (not consisting of Debt) to holders of the equity interests of Blyth, Inc.); or purchase, redemption, or other acquisition or retirement for value of any Equity Interest of any Obligor or Subsidiary thereof.
Dollars: lawful money of the United States.

Dominion Account: a deposit account established by Borrowers at ABL Lender or a bank acceptable to Lender, over which ABL Lender has exclusive control for withdrawal purposes during a Trigger Period (as defined in the ABL Loan Agreement).
Dutch Pledge Agreement: the equity interest pledge agreement in form and substance reasonably satisfactory to the Lender to create a pledge under the laws of the Kingdom of the Netherlands over 65% of the combined voting power of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Blyth Holdings BV and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Blyth Holdings BV.
EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net earnings (exclusive of net earnings (or loss) attributable to non-controlling interests), calculated before (i) interest expense, (ii) provision for income taxes (or franchise taxes in lieu of income taxes), (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets (including the sale of all or a portion of the real property and any equipment thereon owned by an Obligor or Subsidiary thereof in Cumbria, United Kingdom) or any sale of Silver Star Brands, Inc.’s 50% interest in Meridian, (v) gains arising from the write-up of assets, (vi) any extraordinary gains or losses, (vii) costs, fees and expenses incurred in connection with the negotiation and consummation of this Agreement and the other Loan Documents and the ABL Loan Documents, incurred in soliciting and evaluating (prior to the date hereof) other financing alternatives or in connection with any refinancing (of Borrowed Money) permitted under this Agreement, (viii) non–cash equity based compensation, (ix) the Specified ViSalus Items, (x) the Specified Senior Notes Items, (xi) the Global Manufacturing Center Transaction Items, (xii) the Specified Native Remedies Items, (xiii) any gain or loss resulting from marking to fair value/market any obligations under Hedging Agreements or earn-outs, (xiv) any non-cash impairment charges or non-cash write downs (or non-cash write offs) with respect to goodwill or other intangibles or other assets (excluding Accounts or Inventory or other current assets (except current assets consisting of tax assets)), and (xv) any reasonable and customary costs, fees and expenses, in an amount acceptable to the Lender in its reasonable discretion, incurred in negotiating and closing any Permitted Acquisition, in each case to the extent included in determining net earnings.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).
Environmental Agreement: an agreement of an Obligor to indemnify Lender from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, in each case for which any Obligor or its Subsidiaries could reasonably be expected to have a liability, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
Event of Default: as defined in Section 11.
Excess Cash Flow: with respect to the applicable Fiscal Year of the Borrowers and their Subsidiaries, an amount (calculated without duplication) equal to (a) EBITDA for such Fiscal Year, minus (b) Capital Expenditures (except to the extent financed with Borrowed Money (other than Borrowed Money under the ABL Loan Agreement)) incurred in such Fiscal Year including any Capital Expenditures in connection with the Global Manufacturing Center Transaction, minus (c) any cash principal payments (including scheduled and pre-payments) made during such Fiscal Year on Borrowed Money (including any Permitted Purchase Money Debt the proceeds of which are used to finance Capital Expenditures) but excluding (i) payments consisting of refinancings, (ii) prepayments of the Term Loan (including under Section 5.2(b) and any voluntary prepayments on the Term Loan) and (iii) any prepayments of Borrowed Money under the ABL Loan Agreement (except any required to be made in connection with a permanent reduction of the revolving commitment amount under the ABL Loan Agreement), minus (d) interest expense to the extent actually paid in cash in such Fiscal Year, minus (e) amounts paid in cash in such Fiscal Year in respect of federal, state, local and foreign income taxes (or cash franchise taxes in lieu of income taxes), minus (f) any cash fees, expenses or non-recurring charges paid or otherwise incurred in such Fiscal Year to third parties in connection with any Permitted Acquisition, Permitted Asset Disposition, issuance of Equity Interests or incurrence of Debt permitted by this Agreement (excluding the Specified Native Remedies Items to the extent covered by (l), below), in each case to the extent not otherwise included in the calculation of EBITDA, minus (g) to the extent (if any) not included in the calculation of EBTIDA, the amount of any expenses relating to any pension plans paid in cash during such Fiscal Year, minus (h) cash expenditures made in such Fiscal Year in respect of hedging obligations to the extent not reflected in the calculation of EBITDA or interest expense, minus (i) amounts paid in cash in such Fiscal Year on account of items that were accounted for as non-cash reductions of net income in determining EBITDA in a prior period, minus (j) the Kerrigan Reimbursement Expenses to the extent paid in such Fiscal Year, minus (k) the cash component of any Global Manufacturing Center Transaction Items incurred in such Fiscal Year, minus (l) the cash component of any Specified Native

Remedies Items incurred in such Fiscal Year, minus (m) earn-out payments in the Native Remedies Acquisition and any earn-out payment in any Permitted Acquisition, in each case to the extent paid in cash in such Fiscal Year, minus (n) Permitted Distributions paid in such Fiscal Year, minus (o) the purchase price (including purchase price adjustments) of any Permitted Acquisition paid in such Fiscal Year except that portion thereof paid for by (i) Borrowed Money permitted hereunder (other than borrowings under the ABL Loan Agreement) or (ii) new equity proceeds (from the sale of Equity Interests) raised after the date hereof, minus (p) the cash component of any extraordinary loss incurred in such Fiscal Year, and plus (q) the cash component of any extraordinary gain in such Fiscal Year.
Excluded Property: (a) leasehold interests in real property with respect to which any Obligor is a tenant or subtenant; (b) any asset or property right of any nature (other than any Account) if the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, permit, contract or agreement or General Intangible, other than to the extent that any such restriction or term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, to which any Obligor is party; (c) any asset or property right of any nature (other than any Account) to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law or regulation would be rendered ineffective pursuant to Sections 9-406. 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (d) the voting Equity Interests of any Foreign Subsidiary or FSHCO in excess of 65% of all of the outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO; (e) property and assets and the proceeds on any disposition thereof owned or leased by any Obligor that are the subject of Permitted Liens described in Section 10.2.2(b) for so long as such Permitted Liens are in effect and the Permitted Purchase Money Debt secured thereby otherwise prohibits any other security interest thereon; (f) Deposit Accounts the balance of which consists exclusively of (A) payroll and/or withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any Obligor, and (B) amounts required to be paid over to an employee benefit plan pursuant to United States Department of Labor Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Obligor; (g) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement has been filed); (h) until such time (if any) as the Specified Meridian Acquisition is consummated, Silver Star Brands, Inc.’s ownership of 50% of the Equity Interests in Meridian; and (i) the Equity Interests issued by Blyth VSH Acquisition Corp., provided the sole asset of Blyth VSH Acquisition Corp. is the stock of ViSalus; provided that, notwithstanding anything to the contrary in the immediately preceding sentence, (i) no asset described in clauses (a) through (i) above shall constitute “Excluded Property” if such asset is subject to a Lien securing the ABL Debt (except that Excluded Property under clause (d) above can secure obligations under the Swiss Sub-line (as defined in the ABL Loan Agreement)), (ii) with respect to clauses (b) and (c) above, in the event of the termination or elimination of any such restriction contained in such agreement, applicable law or regulation to the extent sufficient to permit any Excluded Property to become Collateral hereunder, a security interest shall be automatically and simultaneously granted hereunder in such Excluded Property, and the Excluded Property automatically and simultaneously shall be deemed to be assigned and pledged to Lender and shall be included as Collateral hereunder and (iii) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property).
Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.8 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 5.5.5 and 5.5.6 and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor.
Existing Depositary Bank: has the meaning set forth in Section 8.5.2.
Extraordinary Expenses: all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined (without duplication) on a consolidated basis for Borrowers and Subsidiaries for the applicable most recent 12 months, of (a) EBITDA minus Capital Expenditures (except (i) those financed with Borrowed Money other than Revolver Loans (as defined in the ABL Loan Agreement)) and (ii) for in Fiscal Year 2015 only, Capital Expenditures incurred in connection with the Global Manufacturing Center Transaction not to exceed, for purposes of this clause (ii), $1,100,000) and cash income taxes (or cash franchise taxes in lieu of income taxes) paid, to (b) Fixed Charges.
Fixed Charges: the sum (without duplication) of interest expense (other than payments-in-kind and also excluding the $3,000,000 prepayment premium in connection with the Senior Notes Redemption) (provided that for the periods of determination ending prior to that date which is one year after the Closing Date, interest expense shall be calculated on an Annualized basis for the period from the Closing Date through the last day of each such period of determination), principal payments made on Borrowed Money, Permitted Restricted Payments and the portion of payments made in respect of earn-outs or the deferred purchase price of the Native Remedies Acquisition or Permitted Acquisitions in excess of $100,000 for each such Acquisition, in each case paid in cash during the applicable period (provided that any Permitted Distribution consisting of Blyth, Inc.’s annual regular dividend paid in cash to holders of its Equity Interests between April 10 and April 20 of any year shall be deemed to have occurred on April 15 of such year (for the avoidance of doubt, a dividend payment so deemed to have occurred on April 15th of one year and April 15th of the immediately succeeding year will not, for purposes of this Agreement, be considered to have been paid in the same twelve month period)); but excluding from Fixed Charges, (i) payments of the ABL Debt, except that if Availability (as defined in the ABL Loan Agreement) is then less than $500,000, then Required Real Estate Availability Reductions (as defined in the ABL Loan Agreement) in such period shall then be included in Fixed Charges, (ii) any payments on the Term Loan made pursuant to Section 5.2(b), any payments consisting of a refinancing of the Term Loan and any payments of the Term Loan from the proceeds of Permitted Asset Dispositions permitted under clauses (b), (c) or (h) thereof, (iii) the purchase price in connection with the Native Remedies Acquisition and Permitted Acquisitions (other than the portion of any earn-out or deferred purchase price obligations in excess of $100,000 for each such Acquisition, each of which shall be included in Fixed Charges), and (iv) Specified Permitted Debt Prepayments. For the avoidance of doubt, (i) the amortization of the closing fee set forth in the Fee Letter (as defined in the ABL Loan Agreement) will be part of interest expense, (ii) the legal and other costs, expenses and fees (excluding said closing fee) incurred in connection with the negotiation and closing of the Loan Documents or the ABL Loan Documents shall not be part of interest expense and (iii) the cost, fees and expenses in connection with the Senior Notes shall not be part of interest expense.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: has the meaning set forth in Section 5.8.6.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.
FSHCO: a Borrower (other than Blyth, Inc.) or Guarantor that owns no material assets or operations other than holding equity interests in one or more FSHCOs or Foreign Subsidiaries, and shall include, as of the Closing Date, Candle Corporation of America (Delaware) and Candle Corporation of America.
Full Payment: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) a release of any Claims of Obligors against Indemnitees arising on or before the payment date.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Global Manufacturing Center Transaction: the closing of the manufacturing facility in Cumbria, United Kingdom (and in any sale of that facility), the moving of operations conducted at such manufacturing facility to the plant located at 601, 603 and 605 Kingsland Drive, Batavia, Illinois, and the related transitional and integration activities.
Global Manufacturing Center Transaction Items: the costs, fees and expenses (including any write downs and charges) incurred in connection with the Global Manufacturing Center Transaction, whether cash or non-cash; provided, that for purposes of this definition the cash costs and expenses shall not exceed $5,000,000 in Fiscal Year 2015 or $1,000,000 (per Fiscal Year) in any Fiscal Year thereafter.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantor Payment: as defined in Section 5.6.3.
Guarantors: each Person that guarantees payment or performance of Obligations.
Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.
Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).
IMS: Integrated Marketing Solutions, Inc. together with its successors and assigns.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Intercreditor Agreement: the Intercreditor Agreement dated on or about March 9, 2015, between the ABL Lender and Lender and acknowledged by Borrowers, relating to the Liens securing the Obligations hereunder and the ABL Debt.
Interest Period: a period of three (3) months; provided that:

(a)     the initial Interest Period shall commence on the date the Term Loan is disbursed;

(b)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

As set forth in clause (a) above, the initial Interest Period shall commence on the date the Term Loan is disbursed and thereafter there shall be successive consecutive Interest Periods (with an Interest Period commencing immediately upon the immediately preceding Interest Period ending) until the Term Loan is paid in full. Nothing contained in this definition shall, or shall be interpreted to, limit the obligation of the Borrowers to pay the then entire unpaid principal balance, and all then unpaid interest thereof, on the Maturity Date.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance (excluding trade payables in the Ordinary Course of Business) or capital contribution to or other investment in a Person.
IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for its Obligations.
IRS: the United States Internal Revenue Service.
Kerrigan Reimbursement Expenses: reimbursement expenses incurred by Blyth, Inc. pursuant to its obligations under the ViSalus Recapitalization Agreement to reimburse 80% of the Kerrigan Defense Costs (as defined in the ViSalus Recapitalization Agreement); provided that such Kerrigan Reimbursement Expenses shall not, for purposes of this definition, exceed the least of (a) $4,000,000, (b) the actual reimbursement expenses incurred by Blyth, Inc. in connection therewith and (c) the difference, as of the date that the Fixed Charge Coverage Ratio is being tested, between (i) 6,000,000 minus (ii) the principal amount of all “Revolving Credit Loans” (as defined in the ViSalus Credit Facility) outstanding on such date.
Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.
LIBOR: for each Interest Period, the greater of (a) the per annum rate of interest published, on that date which is two Business Days prior to the first date of such Interest Period, by The Wall Street Journal in its “Money Rates” table (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the three-month London interbank offered rate, provided, that, if for any reason, such rate is not so published in The Wall Street Journal, the Lender may (acting reasonably) select another source for determining the three-month London interbank offered rate (for dollar deposits) or (b) one percent (1.00%) per annum.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, collateral assignment, trust, reservation, encroachment, easement, right-of-way, restrictive covenant, condition, restriction, lease (but not including a lease of such Person (as lessee) which is not a Capital Lease), or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Obligors (taken as a whole), on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any material portion of the Collateral; (b) impairs the ability of the Obligors (taken as a whole) to perform the obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $500,000.00 or more.
Maturity Date: March 9, 2020.
Meridian: Meridian MK LLC, a Wisconsin limited liability company.
Meridian Warehouse: the real property located at 2155 S. Oakwood Oshkosh, Wisconsin.

Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Lender, as security for its Obligations.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Native Remedies: Native Remedies, LLC, a Florida limited liability company.
Native Remedies Acquisition: the acquisition by Silver Star Brands, Inc., on February 6, 2015, of substantially all of the assets of, and assumption of certain of the liabilities of, Native Remedies relating to Native Remedies’ catalog and internet business conducted under the trademarks “Native Remedies” and “Pet Alive” relating to the sale of vitamins and nutritional supplements for humans and animals.
Native Remedies Integration: the integration of the business and assets purchased in the Native Remedies Acquisition with the Silver Star business including the movement of assets and operations to the Meridian Warehouse and Oshkosh, Wisconsin offices.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
Obligations: all (a) principal of and premium, if any, on the Term Loan, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents to Lender or its Affiliates or other persons provided for under such Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender or its Affiliates or other persons provided for under such Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Lender to secure any Obligations.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each Lien Waiver, Intercreditor Agreement, Related Real Estate Document, Compliance Certificate, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: (1) the Specified Meridian Acquisition and (2) any Acquisition as long as (in the case of this clause (2)), (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries or a business reasonably related thereto, is located or organized within the United States, and had positive earnings before interest, income taxes, depreciation and amortization for the 12 month period most recently ended; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(i) and 10.2.2(j); (e) unless such Acquisition is financed solely from equity proceeds from the sale of Equity Interests of Blyth, Inc. raised after the Closing Date, the Fixed Charge Coverage Ratio, determined on a pro forma basis giving effect to the Acquisition, is not less than 1.00 to 1.00; (f) Lender shall have received all material acquisition documentation, in form and substance satisfactory to the Lender, pursuant to which such Acquisition is to be consummated, and such Acquisition shall be consummated on the executed versions of such documentation so provided; (g) the Borrower and/or other Obligors shall have executed any amendments to the Loan Documents (and any additional documents) reasonably necessary for all surviving operating entities and subsidiaries to be joined as borrowers and/or guarantors (as determined by Lender) under the Loan Documents if so required hereunder, in form and substance reasonably required by Lender; and (h) and (j) Borrowers deliver to Lender, at least 10 Business Days (or such shorter period as the Lender in its discretion shall permit) prior to the Acquisition, copies of all material agreements relating thereto and a certificate, on behalf of the Borrowers, in form and substance satisfactory to Lender, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) sale of the Cumbria, United Kingdom facility and/or any Equipment in that facility or the sale of Equipment in the Batavia, Illinois facility in connection with the Global Manufacturing Center Transaction; (c) as long as no Default or Event of Default has occurred or is continuing or would result therefrom, a disposition of other Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less; (d) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (e) termination of a lease or license or other arrangements, as applicable, of real or personal Property (i) that is not necessary for the Ordinary Course of Business and such termination could not reasonably be expected to have a Material Adverse Effect or (ii) that is necessary but is being replaced by another lease or license, or other arrangement, as applicable, that is a reasonable substitute for the lease or contract being terminated and such substitution could not reasonably be expected to have a Material Adverse Effect; (f) subleases, licenses, sublicenses entered into by any Borrower or its Subsidiaries in the Ordinary Course of Business with third Persons and leases (or subleases) of unused space in Real Estate owned by the Obligors or their Subsidiaries, in each case not interfering, in any material respect, with the conduct of such Borrower’s or such Subsidiary’s operations and not materially decreasing the value of any Collateral; (g) dispositions of cash and Cash Equivalents for purposes not prohibited by any of the Loan Documents, provided that, subject to the terms of the Intercreditor Agreement, the Lender shall have the right to prohibit dispositions of cash and Cash Equivalents during the existence of any Event of Default; (h) the sale of the equity interests of ViSalus or the loans made under the ViSalus Credit Facility (in each case whether to a third party or to another Borrower or to a Subsidiary of the Borrower), (i) the sale of the equity interest in Meridian or (j) approved in writing by Lender.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business (and comparable payment items for Subsidiaries of Obligors who are not themselves Loan Parties); (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase, in any material manner, the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder and Permitted Asset Dispositions; (f) arising under the Loan Documents, the ABL Loan Documents or documents evidencing Debt permitted hereunder; (g) guaranties by any Obligors (or their Subsidiaries) of the lease or other contractual obligations of other Obligors (or their Subsidiaries) provided such lease or other contractual obligations are not prohibited under any Loan Document; (h) customary indemnification obligations in leases and other contracts entered into in the Ordinary Course of Business and in the documentation for Permitted Acquisitions; (i) customary indemnification obligations to title insurers; (j) customary indemnification provisions in the Organic Documents of the Obligors; (k) customary indemnification obligations under settlement agreements; or (k) in an aggregate amount of $1,000,000 or less at any time.
Permitted Debt Prepayments: means (A) the Specified Permitted Debt Prepayments and (B) a prepayment of Debt that is made by a Borrower or Subsidiary thereof that satisfies (in the case of this clause (B)) the following conditions, as determined by Lender in its sole discretion:

(1)    prior to and after giving effect to any such Permitted Debt Prepayment, no Default or Event of Default exists; and
(2)    on a pro forma basis for sixty (60) days prior to and immediately after giving effect to any such Permitted Debt Prepayment, the Fixed Charge Coverage Ratio is equal to or greater than 1.10 to 1.00 (provided such testing in such sixty (60) day period shall be done in a manner not to duplicate Blyth Inc.’s annual regular dividend or the Specified Permitted Redemption Payments).
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured lender).
Permitted Distributions: means (A) the Specified Permitted Redemption Payments and (B) a Distribution that is made by Blyth, Inc. that satisfies (in the case of this clause (B)) the following conditions, as determined by the Lender in its sole discretion:
(1)    prior to and after giving effect to any such Permitted Distribution, no Default or Event of Default exists;
(2)     (a)    if Revolver Usage (as defined in the ABL Loan Agreement) is $0 (provided that Letters of Credit (as defined in the ABL Loan Agreement) outstanding in an amount up to $1,500,000 shall not count as Revolver Usage for purposes of this clause (2)), Availability (as defined in the ABL Loan Agreement) is equal to or greater than $3,000,000 (after giving effect to outstanding Letters of Credit); or
(b)    if Revolver Usage is greater than $0 (provided that Letters of Credit outstanding in an amount up to $1,500,000 shall not count as Revolver Usage for purposes of this clause (2)), on a pro forma basis for sixty (60) days prior to and immediately after giving effect to any such Permitted Distribution, (i) average Availability is equal to or greater than the greater of (I) 30.0% of the Revolver Commitment (as defined in the ABL Loan Agreement) and (II) $2,250,000, (ii) Availability immediately after giving effect to any such Permitted Distribution is equal to or greater than the greater of (1) 30.0% of the Revolver Commitment and (2) $2,250,000 and (iii) the Fixed Charge Coverage Ratio is equal to at least 1.10 to 1.00 (provided such testing in such sixty (60) day period shall be done in a manner not to duplicate Blyth Inc.’s annual regular dividend or the Specified Permitted Redemption Payments); and
(3)    the total amount of such Permitted Distributions in any twelve (12) month period shall not be greater than $2,500,000.
Permitted Holder: (a) Robert B. Goergen, Pamela M. Goergen, Robert B. Goergen, Jr. or Todd A. Goergen, (b) any family members of the foregoing persons (including any lineal descendants, spouses of such descendants, the lineal descendants of any such spouse and the spouses of any such spouses’ lineal descendants), (c) trusts for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts or (d) any other business entity, regardless of form, organized solely for the benefit of (i) one or more of the foregoing persons and (ii) the governing documents of which provide that no transfer of an interest therein may be made to any person other than a Permitted Holder or any Person controlled by, or any successor Person to, any of the foregoing.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries (a) that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000.00 at any given time and (b) in addition to amounts permitted under the preceding clause (a), in connection with the purchase or lease of solar panels, so long as the aggregate original principal amount under this clause (b) does not exceed $3,000,000.

Permitted Restricted Payments: shall mean Permitted Acquisitions, Permitted Debt Prepayments and Permitted Distributions.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Pledge Agreement: that certain Pledge Agreement, dated as of the date hereof, by the Borrowers in favor of the Lender.
Projections: (a) on the Closing Date, the projections of the Borrowers’ financial condition, results of operations, and cash flow, for the period commencing on the Closing Date and ending on December 31, 2015 and delivered to the Lender prior to the Closing Date, which projections have been delivered to Lender (b) after the Closing Date, the projections most recently received by the Lender pursuant to the terms of this Agreement.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment (while the same is being contested) could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed within thirty (30) days of the entry thereof to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Purchase Money Debt: (a) Debt (other than the Obligations or the ABL Debt) for payment of any of the purchase price of fixed assets or constituting a Capital Lease of a fixed asset; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets (or proceeds thereof, other than Accounts) acquired or leased with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced;

(b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) to the extent the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Lender and, with respect to any Mortgage granted subsequent to the Closing Date, received by Lender for review at least 15 days prior to the effective date of the Mortgage: (a) if requested by Lender at any time, a mortgagee title policy (or binder therefor) covering Lender’s interest under the Mortgage, by an insurer acceptable to Lender, which Lender may require to be fully paid on such effective date or other date specified by Lender; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Lender may reasonably require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Lender; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer acceptable to Lender; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance satisfactory to Lender; (f) an environmental assessment, prepared by environmental engineers acceptable to Lender, and such other reports, certificates, studies or data as Lender may reasonably require; provided that this clause (f) shall not be applicable to the Mortgages granted to Lender in connection with the properties located in Batavia, Illinois or Plymouth, Massachusetts on the Closing Date; and (g) an Environmental Agreement and such other documents, instruments or agreements as Lender may reasonably require with respect to any environmental risks regarding the Real Estate.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other past due amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
Reportable Event: an event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that, with respect to any Obligor organized under the laws of the United States are maintained (i) in investment accounts at ABL Lender (or an Affiliate of ABL Lender) and with respect to which Lender has a perfected Lien pursuant to documentation in form and substance satisfactory to Lender and (ii) for a period of ninety (90) days after the Closing Date, in Securities Accounts permitted to be maintained with other securities intermediaries pursuant to Section 8.5.3 hereof; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) equity Investments by one Obligor in another Obligor; (f) equity Investments by any non-Obligor Subsidiary of an Obligor in another non-Obligor Subsidiary; (g) the investment in approximately 10% of the Equity Interests issued by ViSalus to Blyth VSH Acquisition Corp.; and (h) other Investments not exceeding, at any one time, an aggregate of $1,000,000.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other sanctions authority.
Secured Parties: collectively, Lender, each co-agent or sub-agent appointed by Lender and any other holder of the Obligations.
Security Documents: the Guaranties, Mortgages, Pledge Agreement, Dutch Pledge Agreement, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Notes: the 6% senior secured notes issued by Blyth, Inc. pursuant to the Senior Notes Indenture.
Senior Notes Indenture: the Indenture, dated as of May 10, 2013, as amended, supplemented or otherwise modified prior to the date hereof, among Blyth, Inc. as issuer, certain subsidiaries of Blyth, Inc. as guarantors and U.S. Bank National Association, as trustee.
Senior Notes Redemption: the mandatory redemption of the Senior Notes required by the Senior Notes Indenture with respect to the Mandatory Redemption Event (as defined in the Senior Notes Indenture).
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. The amount of any contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Meridian Acquisition: the acquisition by Silver Star Brands, Inc. from Meridian Equities LLC of Meridian Equities LLC’s 50% membership interest in Meridian, resulting in Silver Star Brands, Inc. owning 100% of the membership interests in Meridian, so long as the following conditions are satisfied, as determined by the Lender in its sole discretion:
(1)    prior to and after giving effect to the Specified Meridian Acquisition, no Default or Event of Default exists;
(2)    the aggregate purchase price does not exceed $5,000,000;
(3)    Availability (as defined in the ABL Loan Agreement) immediately after giving effect to the Specified Meridian Acquisition is equal to or greater than (A) $3,000,000 if the Acquisition is financed by the ABL Debt or cash from sources other than those identified in clause (B) below and as permitted under this Agreement or (B) $1,750,000 if the Acquisition is financed solely by equity proceeds from the sale of Equity Interests of Blyth, Inc. raised after the Closing Date and/or from Debt incurred after the Closing Date and permitted under Section 10.2.1;
(4)    the membership interests held by Silver Star Brands, Inc. in Meridian shall become part of the Collateral (i.e., would no longer be part of the Excluded Property); provided that for the avoidance of doubt Meridian Equities LLC shall not be required to become an Obligor hereunder; and
(5)    to the extent not prohibited by a Restrictive Agreement to which Meridian is a party, Meridian shall become a Borrower hereunder pursuant to Section 10.1.9 hereof and grant a Lien to the Lender on all assets of Meridian (other than Excluded Property), including, without limitation, a first priority Mortgage on the Meridian Warehouse in the event the existing mortgage lien on the Meridian Warehouse is paid off and not refinanced.
Specified Native Remedies Items: collectively, the costs, fees and expenses, including consulting costs (such consulting costs not to exceed $1,000,000, in the aggregate), incurred in the negotiation and consummation of the Native Remedies Acquisition and in the Native Remedies Integration.
Specified Permitted Debt Prepayments: (i) principal prepayments consisting of (a) prepayments of the ABL Debt provided that a prepayment consisting of a refinancing of the ABL Debt must be permitted under the Intercreditor Agreement or (b) refinancings permitted under Section 10.2.1(h) and refinancings of the Debt under Section 10.2.1(l), (ii) principal pre-payments from asset sales under clauses (b), (c) or (h) of the definition of Permitted Asset Dispositions, from equity proceeds (from equity issued by Blyth, Inc.) raised after the date hereof and which proceeds have been earmarked for that purpose, or from insurance or condemnation proceeds and (iii) the Senior Notes Redemption.
Specified Permitted Redemption Payments: With respect to shares of Common Stock of Blyth, Inc. subject to awards of options or restricted stock units issued under Blyth, Inc.’s Second Amended and Restated Omnibus Incentive Plan, payments (or deemed payments) by Blyth, Inc. to participants in such plan with respect to shares of Common Stock of Blyth, Inc. that are withheld by Blyth, Inc. (or are deemed to have been tendered by the participants to Blyth, Inc.) to satisfy the participants’ obligations to remit amounts to Blyth, Inc. to pay withholding taxes or other required payroll withholdings that are due at the time any such stock options are exercised or any such restricted stock units vest or are distributed to the participants, such payments not to exceed (for purposes of this definition) the following aggregate amounts in the following respective years: (i) 2015: $200,000, (ii) 2016: $200,000, (iii) 2017: $400,000, (iv) 2018: $500,000 and (v) 2019: $500,000.
Specified Senior Notes Items: costs, fees and expenses incurred in connection with the consent agreement, including the supplemental indenture attached thereto, dated September 4, 2014 with respect to the Senior Notes Indenture, and related collateralizing of the Senior Notes and/or in connection with the Senior Notes Redemption.
Specified ViSalus Items: collectively, (i) any earnings or loss resulting from the operations of ViSalus and its Subsidiaries, (ii) costs, fees and expenses incurred in connection with the negotiation and consummation of the ViSalus Recapitalization and the ViSalus Credit Facility, (iii) any gain or loss from the ViSalus Recapitalization, (iv) any gain or loss (including any write down or write off), including from any sale thereof, with respect to the remaining equity investment of the Borrowers (or their Subsidiaries) in ViSalus, Inc. or with respect to the loans under the ViSalus Credit Facility (for the avoidance of doubt, interest actually paid on the ViSalus Credit Facility is not included as part of this clause (iv)) and (v) Kerrigan Reimbursement Expenses.
Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided, so long as no Obligor owns more than 50% of the total voting securities or Equity Interests of Meridian, Meridian shall not constitute a Subsidiary for purposes of this Agreement (but shall, in accordance with GAAP, continue to be consolidated and included in the financial statements of Blyth, Inc. and the determination of compliance with Section 10.3).
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Loan: as defined in Section 2.1.1.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Upstream Payment: a Distribution (i) by any Subsidiary of an Obligor to such Obligor, (ii) by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor, or (iii) by any Obligor or Subsidiary thereof to any non-material minority interests in Subsidiaries resulting from the need for director qualifying shares or other minority ownership interests required by Applicable Law.
U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
ViSalus: ViSalus, Inc., a Nevada corporation.
ViSalus Credit Facility: the revolving credit facility evidenced by the Revolving Loan Agreement, dated as of October 17, 2014, by and between Blyth, Inc. and ViSalus and the other Financing Documents

(as defined in such Revolving Loan Agreement), as same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 10.2.22.
ViSalus Recapitalization: the recapitalization of ViSalus (including the stock exchange and related elimination of redemption obligations), and related transactions, pursuant to the ViSalus Recapitalization Agreement.
ViSalus Recapitalization Agreement: the Recapitalization Agreement, dated as of September 4, 2014, by and among ViSalus, Blyth, Inc. and the Persons identified on the signature page thereof.
1.2    Accounting TermsUnder the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared and determination of compliance with Section 10.3 shall be made, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Lender to take into account the effects of the change.
1.3    Uniform Commercial CodeAs used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”
1.4    Certain Matters of ConstructionThe terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender’s notice address under Section 12.3.1; or (g) discretion of Lender mean its sole and absolute discretion (except in the case of Permitted Discretion where used herein). All references to the Term Loan, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and reasonably diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. If any certificate or other deliverable required by the Loan Documents falls due on a day which is not a Business Day or any covenant, duty or obligation hereunder is required to be performed by a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day.
SECTION 2. TERM LOAN
2.1    Term Loan
2.1.1    Term Loan. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make a term loan to the Borrowers on the Closing Date in the amount of Thirty-Five Million and 00/100 Dollars ($35,000,000.00) (the “Term Loan”).
2.1.2    Term Note. The Borrowers’ obligation to repay the Term Loan, with interest as provided herein, shall be evidenced by a Term Note (the “Term Note” which term shall include all amendments, restatements, supplements or other modifications thereto and also any promissory notes given in substitution, exchange or replacement of same) in the form of Exhibit A executed by the Borrowers, payable to Lender.
2.1.3    Use of Proceeds. The proceeds of the Term Loan shall be used by Borrowers solely (a) to pay for part of the Senior Notes Redemption; provided, that in the event that this Agreement is amended (to the extent permitted by the Intercreditor Agreement), after the date hereof, to increase the then outstanding principal of the Term Loan, the proceeds of such increase shall be used as set forth in such amendment. Borrowers shall not, directly or indirectly, use any Term Loan proceeds, nor use, lend, contribute or otherwise make available any Term Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any country, territory or jurisdiction, that is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).
SECTION 3. INTEREST, FEES AND CHARGES
3.1    Interest
3.1.1    Rates and Payment of Interest.
(a)    The Obligations shall bear interest at LIBOR plus five hundred (500) basis points (provided, that the Obligations not consisting of the unpaid principal of the Term Loan outstanding from time to time shall only bear interest (whether under this clause (a) or clause (b) below) to the extent not paid when due (including any overdue interest)).
(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)    Interest shall accrue on the unpaid principal of the Term Loan outstanding from time to time from the Closing Date until the Term Loan is paid in full by Borrowers. Interest accrued on the unpaid principal of the Term Loan outstanding from time to time shall be due and payable in arrears, (i) on the last day of each calendar quarter, beginning with the calendar quarter ending June 30, 2015; (ii) on any date of prepayment, with respect to the principal amount of the Term Loan being prepaid; and (iii) on the Maturity Date. Interest accrued on any other Obligations shall accrue from the date overdue until paid in full by the Borrowers and shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2    Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date, then Lender shall immediately notify Borrower Agent of such determination and Lender shall have the right at its sole discretion to select a comparable or successor rate, which comparable or successor rate shall apply to the Term Loan until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist.
3.2    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees (if any) shall be fully earned when due and shall not be subject to rebate, refund or proration. A certificate as to amounts payable by Borrowers under Section 3.3, 3.5, 3.6, 3.8 or 5.5, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.3    Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Lender for all reasonable legal, accounting, appraisal, consulting, and other fees and reasonable out-of-pocket expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) if conducted during an Event of Default, each examination or appraisal with respect to any Obligor or Collateral, whether by Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder. All amounts payable by Borrowers under this Section 3.3 (incurred and invoiced through the Closing Date shall be due on the Closing Date and (ii) incurred after or not invoiced on the Closing Date shall be due on demand.
3.4    Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund the Term Loan or to determine or charge interest rates based upon LIBOR, then, on notice thereof by Lender to Borrower Agent, Lender shall have the right at its sole discretion to select a comparable or successor rate, which comparable or successor rate shall apply to the Term Loan until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist.
3.5    Inability to Determine Rates. Lender will promptly notify Borrower Agent if Lender determines for any reason that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Interest Period; or (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period. Thereafter, on notice thereof by Lender to Borrower Agent, Lender shall have the right at its sole discretion to select a comparable or successor rate, which comparable or successor rate shall apply to the Term Loan until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist.
3.6    Increased Costs; Capital Adequacy.

3.6.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in calculating LIBOR or accounting for pursuant to Section 3.6.3);
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to the Term Loan or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on Lender any other condition, cost or expense affecting the Term Loan or any Loan Document;
and the result thereof shall be to increase the cost to Lender of making or maintaining the Term Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.6.2    Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender’s intention to claim compensation therefor.
3.6.3    LIBOR Loan Reserves. If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to Lender on the Term Loan equal to the costs of such reserves allocated to the Term Loan by Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Term Loan; provided, however, that if Lender notifies Borrowers of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.
3.7    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
3.8    Compensation for Losses. Upon demand of Lender from time to time, Borrowers shall compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of Borrowers repaying the Term Loan on any day other than the last day of an Interest Period, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

SECTION 4.     LOAN ADMINISTRATION
4.1    Borrower Agent. Each Borrower hereby designates BLYTH, INC. (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including receipt of the Term Loan, designation of interest rates, delivery or receipt of communications, delivery of financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent hereunder shall be binding upon and enforceable against such Borrower.
4.2    One Obligation. The Term Loan and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.3    Effect of Termination. Until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), all undertakings of Borrowers contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 3.3, 3.5, 3.6, 5.4, 5.5, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.     PAYMENTS
5.1    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (as more fully set forth in Section 5.5), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrowers agree that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender reasonably deems advisable.
5.2    Repayment of Term Loan; Excess Cash Flow.
(a)    The Borrowers will repay the principal amount of the Term Loan in installments as follows: beginning on March 31, 2016, and continuing on the last day of each calendar quarter thereafter, up to and including December 31, 2019, the Borrowers shall pay equal quarterly installments of Four Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($437,500.00). The then entire remaining balance of principal and accrued interest on the Term Loan, and all other charges and/or amounts then due in connection with the Term Loan, shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. The Term Loan may be prepaid, in whole or in part, from time to time, without penalty or premium.
(b)    Within ten (10) Business Days after financial statements for PartyLite Trading, SA (commencing with financial statements for the Fiscal Year ending December 31, 2016), have been delivered pursuant to Section 10.1.2(l), but in any event not later than August 15 of the applicable year, Borrowers shall prepay the Term Loan in an aggregate amount equal to twenty-five percent (25%) of Excess Cash Flow for the Fiscal Year covered by such financial statements (as such Excess Cash Flow is set forth in the certificate for the applicable Fiscal Year delivered pursuant to Section 10.1.2(f)) less the amount of any voluntary prepayments, if any, made on the Term Loan during such Fiscal Year (which voluntary prepayments, for purposes of clarity, shall not include any scheduled amortization payments); provided, that, if immediately after giving effect to such payment Availability (as defined in the ABL Loan Agreement) would be less than the greater of (i) thirty-five percent (35%) of the Commitment (as defined in the ABL Loan Agreement) or (ii) (A) $3,500,000, if at such time the Commitment does not include the Swiss Subline (as defined in the ABL Loan Agreement) or (B) $5,000,000, if at such time the Commitment includes the Swiss Subline, then the amount of such prepayment shall be reduced, on a dollar for dollar basis but not below zero, by the amount, if any, sufficient to ensure that immediately after giving effect to such prepayment Availability is equal to the greater of (x) thirty-five percent (35%) of the Commitment or (y) (1) $3,500,000, if at such time the Commitment does not include the Swiss Subline or (2) $5,000,000, if at such time the Commitment includes the Swiss Subline. For the avoidance of doubt, no reference to PartyLite Trading, SA (or its financial statements) herein shall be interpreted or construed to mean that Excess Cash Flow is only with respect to PartyLite Trading, SA; rather, it is agreed that Excess Cash Flow is to be calculated with respect to the Borrowers and their Subsidiaries on a consolidated basis.
5.3    Payment of Other Obligations. Obligations other than the Term Loan, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.4    Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5    Taxes.
5.5.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.
(b)    If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender’s option, timely reimburse Lender for payment thereof.

5.5.2    Tax Indemnification. Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrowers shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrowers by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.
5.5.3    Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.
5.5.4    Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrowers the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.5.5    Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law as is necessary to enable Borrowers to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.5.6    Documentation. Without limiting the foregoing:
(a)    any Lender that is a U.S. Person shall deliver to the Borrower Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of IRS Form W-9;
(b)    any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(d)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent as may be necessary for the to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
5.5.7    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent in writing of its legal inability to do so.

5.5.8    Survival. Each party’s obligations under this Section 5.5 shall survive any assignment by Lender of rights or obligations hereunder, and any repayment, satisfaction, discharge or Full Payment of any Obligations.
5.6    Nature and Extent of Each Borrower’s Liability
5.6.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.
5.6.2    Waivers.
(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section 5.6 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make the Term Loan. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including (after the occurrence and during the continuation of an Event of Default) realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.6. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. To the extent permitted by Applicable Law, the amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.6, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
5.6.3    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.6 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.
(b)    If any Borrower makes a payment under this Section 5.6 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.6 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Section 5.6.3(a) shall not limit the liability of any Borrower to pay or guarantee the Term Loan and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
5.6.4    Joint Enterprise. Each Borrower has requested that Lender make this loan facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their loan facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.6.5    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
5.6.6    FSHCO. Notwithstanding any provision to the contrary contained herein, to the extent that any Borrower is an FSHCO, then the Lender shall not have recourse, with respect to the Obligations, to any Excluded Property of such FSHCO.

SECTION 6.     CONDITIONS PRECEDENT
6.1    Conditions Precedent to Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement, and the obligation of the Lender to fund the Term Loan, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
(c)    Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(d)    Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(e)    Lender shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.
(f)    Lender shall have received evidence that ABL Lender has received duly executed agreements establishing each Dominion Account, in form and substance satisfactory to Lender.
(g)    Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying on behalf of such Borrower that, after giving effect to the Term Loan and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) on the date hereof (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if the applicable representation and warranty is already qualified by materiality, in all respects) as of the date when made); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents as of the Closing Date.
(h)    Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this loan facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(i)    Lender shall have received a written opinion of Finn Dixon & Herling LLP, as well as any required local counsel to Borrowers or Lender, in form and substance reasonably satisfactory to Lender.
(j)    Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of (i) such Obligor’s jurisdiction of organization and (ii) each other jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification and the failure to be so qualified would result in a Material Adverse Effect.

(k)    Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents, together with a loss payable endorsement naming Lender as loss payee and collateral assignments of each business interruption insurance policy, in each case in form and substance reasonably satisfactory to Lender.
(l)    Lender shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Lender. No material adverse change in the financial condition of the Obligors, taken as a whole, or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2014.
(m)    Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.
(n)    Lender shall have received Projections from the Borrowers, in form and content satisfactory to Lender and the unaudited consolidated and consolidating balance sheet of Borrowers and Subsidiaries for January 31, 2015 and the related statements of operations and cash flows of Borrowers and Subsidiaries for the one-month period ended on such date.
(o)    Each Borrower shall have provided to the Lender the documentation and other information requested by Lender in order to comply with requirements of the Patriot Act.
(p)    Borrowers shall have executed the ABL Documents, the terms and provisions of which must be acceptable to Lender, and Lender shall have received a copy, certified by a Senior Officer of the Borrower Agent as true and complete, of each of the ABL Documents, in each case as executed and delivered, together with all exhibits and schedules thereto.
(q)    Borrowers shall have delivered a perfection certificate, in form and substance reasonably acceptable to Lender, executed and delivered on behalf of the Borrowers by an Authorized Officer of each Borrower.
(r)    Borrowers shall have established their respective primary operating and collection accounts at ABL Lender and established a cash management system at ABL Lender reasonably acceptable to Lender.
(s)    Lender shall have received evidence, in form and substance satisfactory to it, that no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or the consummation of the transaction hereunder or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
SECTION 7.     COLLATERAL
7.1    Grant of Security InterestTo secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all letters of credit (as defined in the UCC) and Letter-of-Credit Rights;
(k)    all Supporting Obligations;
(l)    all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;
provided, that the Collateral shall not include, in each case, any Excluded Property of such Obligor.
7.2    Lien on Deposit AccountsTo further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including sums in any blocked, lockbox, sweep or collection account. During the existence of any Event of Default, and subject to the terms and conditions of the Intercreditor Agreement, each Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Lender to make such request.
7.3    Real Estate Collateral.
7.3.9    Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate located at (a) 59 Armstrong Road, Plymouth County, Massachusetts and (b) 601, 603 and 605 Kingsland Drive, Batavia, Kane County, Illinois. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby (subject to the provisions of the Intercreditor Agreement). Subject to the Intercreditor Agreement, if any Borrower acquires (as owner) Real Estate hereafter (and, with respect to the Meridian Warehouse, in the event the existing mortgage lien on the Meridian Warehouse is paid off and not refinanced), Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Lender on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.10    Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Borrower hereby collaterally transfers and assigns to Lender all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.
7.4    Other Collateral.
7.4.7    Commercial Tort Claims. Borrowers shall promptly notify Lender in writing if, to the knowledge of any Borrower, any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien (or, at any time when the Intercreditor Agreement is in effect, a perfected Lien with the priority required pursuant thereto) in favor of Lender. No failure to so notify (and no other failure of Obligors to fulfill any duty under the Loan Documents with respect to any Commercial Tort Claim) shall, or shall be interpreted to, release or limit any such Commercial Tort Claim or be used as evidence same does not exist or has been released.
7.4.8    Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral (other than Excluded Property) consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien (or, at any time when the Intercreditor Agreement is in effect, a perfected Lien with the priority required pursuant thereto) upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party (other than Collateral at repair shops in the Ordinary Course of Business or in transit in the Ordinary Course of Business), at Lender’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.
7.5    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.
7.6    Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.
7.7    Intentionally Omitted.
7.8    Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Liens and rights granted pursuant to this Agreement or any other Loan Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Lender hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, such Intercreditor Agreement shall control, and no right, power, or remedy granted to the Lender hereunder or under any other Loan Document shall be exercised by the Lender in violation of the Intercreditor Agreement.

SECTION 8.     COLLATERAL ADMINISTRATION
8.1    Borrowing Base Reports. As and when required to be provided to the ABL Lender pursuant to the ABL Loan Agreement, Borrowers shall deliver to Lender a Borrowing Base Report. All information in a Borrowing Base Report shall be certified by Borrowers.
8.2    Accounts.
8.2.11    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in accordance with GAAP, of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Upon the request of the Lender, each Borrower shall also provide to Lender, on or before the 15th day of each month, a monthly report of delinquent accounts, in the form provided or approved by Lender, containing the information requested therein.
8.2.12    Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
8.2.13    Account Verification. Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise; provided, however, that, unless an Event of Default is then in existence, (i) prior to conducting each set of verifications, Lender shall consult with Borrowers about the verification process and (ii) such verifications shall not be conducted in the name of Lender or otherwise identify Lender. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.
8.2.14    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to arrangements acceptable to the ABL Lender. Within the time period set forth on Schedule 10.1.11, Borrowers shall obtain an agreement (in form and substance satisfactory to Lender) from each Dominion Account bank establishing Lender’s Lien in the Dominion Account and control (provided Lender agrees that such control shall be subject to the terms and conditions of the Intercreditor Agreement and, in addition, that Lender shall not exercise such control unless an Event of Default then exists) over disposition of funds in the Dominion Account and waiving offset rights of such bank, except for customary administrative charges and other customary expenses. Lender assumes no responsibility to Borrowers for any Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.15    Proceeds of Collateral. Borrowers shall take all necessary steps to ensure that all payments on Accounts or otherwise relating to any Collateral as to which the ABL Lender has a first priority Lien pursuant to the Intercreditor Agreement are paid, handled, applied and otherwise dealt with as required by the ABL Loan Agreement. Proceeds of any Collateral as to which the Lender has a first priority Lien pursuant to the Intercreditor Agreement shall be dealt with in a manner otherwise consistent with this Agreement and the other Loan Documents; provided, that, during the existence of any Event of Default the Lender shall have the right, if it so elects, to have all such proceeds delivered to the Lender for application to the Obligations.
8.3    Inventory.
8.3.9    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, in accordance with GAAP, including costs and daily withdrawals.

8.3.10    Reserved.
8.3.11    Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in compliance with the FLSA and in accordance with other Applicable Law in all material respects. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4    Equipment
8.4.1    Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, in accordance with GAAP, including kind, quality (to the extent required by GAAP), quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form reasonably satisfactory to Lender. Promptly upon request, Borrowers shall deliver to Lender evidence of their ownership or interests in any Equipment.
8.4.2    Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like or better function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (or subject to Permitted Liens to the extent the replaced Equipment was subject to the same Permitted Liens), (c) the trade-in or other disposition of Equipment in the Ordinary Course of Business for Equipment of like or better value which is obtained by such Obligor substantially contemporaneously (but, in any event, within 30 days) with such trade-in or other disposition and is free of Liens other than Permitted Liens or (d) the transfer of Equipment among Borrowers.
8.4.3    Condition of Equipment. All material Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that all material Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.
8.5    Deposit Accounts; Securities Accounts.
8.5.1    Schedule 8.5.1 sets forth all Deposit Accounts maintained by Borrowers as of the Closing Date, including all Dominion Accounts. Subject to Section 10.1.11, each Borrower shall take all actions necessary to establish Lender’s control (provided Lender agrees that such control shall be subject to the terms and conditions of the Intercreditor Agreement and, in addition, that Lender shall not exercise such control unless an Event of Default then exists) of each such Deposit Account (other than (a) Deposit Accounts constituting Excluded Property, (b) for a period of ninety (90) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the accounts at each Existing Depositary Bank so long as the sweep instructions provided in Section 8.2.5 are being provided by the Borrowers and (c) for a period of sixty (60) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the deposit account maintained at JPMorgan Chase Bank, N.A., so long as such account is used solely to receive quarterly annuity payments from The Hartford Financial Services Group, Inc. or any Affiliate thereof). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender or ABL Lender, so long as subject to the Intercreditor Agreement) to have control over a Deposit Account or any Property deposited therein; provided that IMS, consistent with past practice, may receive certain Payment Items on behalf of the Borrowers and deposit such Payment Items into a Dominion Account of a Borrower. Each Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.5 to reflect same.
8.5.2    The Borrowers shall, on a daily basis, instruct each of US Bank, National Association and BMO Harris Bank (each, an “Existing Depositary Bank”) to transfer any and all amounts from each Borrower’s Deposit Accounts at such Existing Depositary Bank to a Dominion Account maintained at ABL Lender.
8.5.3    Schedule 8.5.3 sets forth all Securities Accounts maintained by Borrowers as of the Closing Date. For a period of ninety (90) days after the Closing Date (or such longer period as consented to by Lender, in its sole discretion), the Borrowers may maintain Securities Accounts with securities intermediates other than the Lender or an Affiliate of the Lender, but thereafter all Securities Accounts must be maintained with the Lender or an Affiliate of the Lender. Each Borrower shall take all actions necessary to establish Lender’s control (provided Lender agrees that such control shall be subject to the terms and conditions of the Intercreditor Agreement and, in addition, that Lender shall not exercise such control unless an Event of Default then exists) of each such Securities Account . Each Borrower shall be the sole account holder of each Securities Account and shall not allow any other Person (other than Lender or ABL Lender, so long as subject to the Intercreditor Agreement)) to have control over a Securities Account or any Property deposited therein.
8.6    General Provisions.
8.6.1    Location of Collateral. All tangible items of Collateral with a fair market value equal to or greater than $100,000 (but not greater than $250,000 in the aggregate), other than Inventory in transit or Equipment in transit or at repair shops in the Ordinary Course of Business, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 days’ prior written notice to Lender.
8.6.2    Insurance of Collateral; Condemnation Proceeds.
(a)    Subject to the provisions of Section 7.8 hereof, each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender. Subject to the provisions of Section 7.8 hereof, proceeds under each policy shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as loss payee; (ii) requiring 30 days’ (or 10 days’ in the case of non-payment of premium) prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. Subject to the provisions of Section 7.8 hereof, if an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.
(b)    Subject to the provisions of Section 7.8 hereof, any proceeds of insurance (other than (a) proceeds from workers’ compensation or D&O insurance, (b) proceeds of liability insurance that pay for costs of defense or are paid to the applicable injured or harmed third party or (c) proceeds of life insurance annuities which Blyth, Inc. then turns over to officers or employees) of the Obligors and any awards arising from condemnation of any Collateral shall be paid to Lender; provided that, subject to the provisions of Section 7.8 hereof, if requested by Borrowers in writing within 15 days after Lender’s receipt of any insurance proceeds of business interruption insurance, Borrowers may use such proceeds for general working capital purposes (and, subject to the provisions of Section 7.8 hereof, until so used, the proceeds shall be held by Lender as Cash Collateral) as long as no Default or Event of Default exists. Subject to the provisions of Section 7.8 hereof, any such proceeds or awards that relate to Inventory shall be applied to payment of the obligations under the ABL Loan Documents, with any remaining surplus, if so elected by the Borrowers in writing within 15 days after Lender’s receipt of same, to be paid to the Borrowers (except that, subject to the provisions of Section 7.8 hereof, during the existence of any Event of Default, such proceeds shall, at the election of the Lender, be turned over to the Lender for application to the Obligations) or as required by applicable law.
(c)    Subject to the provisions of Section 7.8 hereof, if requested by Borrowers in writing within 15 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, and, in the case of a loss or destruction in excess of $1,000,000, shall be done in accordance with plans reasonably satisfactory to Lender; (iii) in the case of destroyed buildings, replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) in the case of a loss or destruction in excess of $1,000,000, Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require.
8.6.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.4    Defense of Title. Each Borrower shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7    Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers, and subject to the provisions of Section 7.8 hereof:
(d)    Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and
(e)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
SECTION 9.     REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce Lender to enter into this Agreement and to make the Term Loan, each Borrower represents and warrants that:
9.1.16    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.17    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.
9.1.18    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.19    Capital Structure. Schedule 9.1.4 shows, for each Borrower and any directly held Subsidiary of each Borrower, its name, jurisdiction of organization, authorized and issued Equity Interests (except Equity Interests issued by Blyth, Inc.), holders of its Equity Interests (except Equity Interests issued by Blyth, Inc.), and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets (other than purchases of Inventory or Equipment in each case in the Ordinary Course of Business) from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien and the Lien in favor of the ABL Lender, so long as subject to the Intercreditor Agreement, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney (except in the Loan Documents and the Term Loan Documents) relating to Equity Interests of any Borrower (except Blyth, Inc.) or Subsidiary.
9.1.20    Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property material to the conduct of its business, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims (other than those being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. Subject to the provisions of Section 7.8 and except as provided in Sections 8.5.1 and 8.5.3, all Liens of Lender in the Collateral are duly perfected, first priority Liens (or, at any time when the Intercreditor Agreement is in effect, perfected Liens with the priority required pursuant thereto), subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.
9.1.21    Reserved.
9.1.22    Financial Statements. The consolidated and, if applicable, consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP (except in the case of non-audited financial statements for the absence of footnotes and normal year-end adjustments and other immaterial variances from GAAP consistent with past practices), and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at the time of delivery of such projections (it being understood and agreed that actual result may vary materially from projected results). Since December 31, 2014, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.
9.1.23    Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.24    Taxes. Each Borrower and Subsidiary has filed all federal and all material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all federal Taxes and all other material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.25    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.26    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property material to the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) material to the conduct of its business. Except as disclosed on Schedule 9.1.11, as of the Closing Date no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property and Intellectual Property for which an application for registration has been submitted or is pending, in each case owned or licensed (except for commercially available off-the-shelf, shrinkwrap, clickwrap, click-through or similar software license or content use agreements or the like) by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11 (as supplemented from time to time by the quarterly delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement).

9.1.27    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.28    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law unless such non-compliance has been cured. No Inventory has been produced in violation of the FLSA.
9.1.29    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice which could reasonably be expected to result in a Material Adverse Effect. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it which could reasonably be expected to result in a Material Adverse Effect. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.
9.1.30    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as permitted under Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.31    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) would reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule (as supplemented from time to time by delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement), to the knowledge of the Obligors no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.32    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any contract where such default, event or circumstances would reasonably be expected to have a Material Adverse Effect or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a contract prior to its scheduled termination date which could reasonably be expected to have a Material Adverse Effect.
9.1.33    ERISA. Except as disclosed on Schedule 9.1.18:

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.
(d)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.34    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance (other than temporary closures due to casualties) that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.35    Labor Relations. Except as set forth on Schedule 9.1.20 (as supplemented from time to time by delivery of a supplemental schedule to Lender and Lender’s acceptance of such supplement), no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or material consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.36    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.37    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.38    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Term Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.39    OFAC. No Borrower, Subsidiary, or director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by an individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a country, territory or jurisdiction that is the subject of a Sanction.
9.1.40    Use of Loan Proceeds; Senior Notes Redemption. Borrowers shall use the proceeds of the Term Loan solely to make part of the payment necessary to consummate the Senior Notes Redemption and not for any other purpose.   Borrowers shall  timely make the Senior Notes Redemption on March 10, 2015 in accordance with the terms of the Senior Notes Indenture.
9.2    Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. As long as any Obligations (other than contingent indemnification obligations for which no claim has been asserted) are outstanding, each Borrower shall, and shall cause each Subsidiary to:
10.1.12    Inspections; Appraisals
(a)    Permit Lender from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.
(b)    Reimburse Lender for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to two times per Loan Year; and (ii) during the existence of any Event of Default appraisals of Inventory, Accounts and owned Real Estate; and all charges, costs and expenses relating thereto, incurred (in the case of clauses (a) or (b)) during any Default or Event of Default shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Lender’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.
10.1.13    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions, and furnish to Lender:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided, that the Borrowers shall also deliver to the Lender, at the time such audited statements are delivered, an internally prepared annual balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(b)    as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (to the extent provided for in a Form 10-Q) and certified on behalf of the Borrowers by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such Fiscal Quarter and period, subject to normal year end adjustments and the absence of footnotes; provided, that the Borrowers shall also deliver to the Lender, at the time such quarterly statements are delivered, an internally prepared quarterly balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(c)    as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified on behalf of the Borrowers by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes; provided, that the Borrowers shall also deliver to the Lender, at the time such monthly statements are delivered, an internally prepared monthly balance sheet and income statement broken down by geographical area and consistent in presentation with prior practices;
(d)    concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
(e)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements, to the extent that the Borrowers’ accountants consent to such delivery (the Borrowers hereby agree to request such consent);
(f)    not later than 10 Business Days after delivery of financial statements under clause (a) above (commencing with financial statements for the Fiscal Year ending December 31, 2016), a certificate

(which may be included in the applicable Compliance Certificate) setting forth a calculation of Excess Cash Flow for such Fiscal Year;
(g)    not later than 60 days after the end of each Fiscal Year (commencing with projections for the Fiscal Year ending December 31, 2016, to be delivered within 60 days after December 31, 2015) projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the then-current Fiscal Year, month by month, and for the next two Fiscal Years, year by year;
(h)    [Reserved];
(i)    except as otherwise provided in clauses (a) and (b) above, if requested by the Lender, promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower, in each case which shall be deemed received by Lender (for purposes of this clause (h) and, for the avoidance of doubt, not for purposes of clauses (a) and (b) above) when filed with the Securities and Exchange Commission;
(j)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;
(k)    such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business; and
(l)    as soon as available (commencing with the Fiscal Year ending December 31, 2016), the audited balance sheet as of the end of such Fiscal Year and the related statements of income for such Fiscal Year, for PartyLite Trading, SA, which statements shall be audited by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year.
10.1.14    Notices. Notify Lender in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment against any Obligor or a Subsidiary thereof in an amount exceeding $300,000.00; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor or receipt of any Environmental Notice, in each case which could reasonably be expected to have a Material Adverse Effect or cause any such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business of any Obligor, at least 30 days prior to such opening or (l) any material change to business interruption insurance.

10.1.15    Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.16    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary which could reasonably be expected to have a Material Adverse Effect or cause such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
10.1.17    Taxes. Pay and discharge all federal Taxes and all other material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.18    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Lender in its discretion) satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance consistent with prior practice and subject to an insurance assignment satisfactory to Lender or covered in the policy endorsement naming Lender as loss payee.
10.1.19    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other Property of Borrowers and Subsidiaries in full force and effect, except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect; promptly notify Lender of any proposed modification to any such License that could reasonably be expected to be adverse to the interests of the Lender, or entry into any new License affecting any Collateral or other material Property (except for commercially available off-the-shelf, shrinkwrap, clickwrap, click-through or similar software license or content use agreements or the like); pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License affecting any Collateral or other Property which could reasonably be expected to have a Material Adverse Effect.
10.1.20    Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to become a Borrower hereunder or to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets (other than Excluded Property) of such Person, including delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall deem appropriate. Notwithstanding the foregoing, (a) prior to the occurrence of the Specified Meridian Acquisition (or the purchase of the remaining 50% interest in Meridian as a Permitted Acquisition pursuant to clause (2) of the definition thereof), Meridian shall not be required to be a Borrower or Guarantor and (b) upon the occurrence of the Specified Meridian Acquisition (or the purchase of the remaining 50% interest in Meridian as a Permitted Acquisition pursuant to clause (2) of the definition thereof), Meridian shall be required to be a Borrower or Guarantor hereunder so long as not prohibited by a Restrictive Agreement to which Meridian is a party.
10.1.21    Depository Bank. Except as permitted under Sections 8.5.1 or 8.5.3, maintain ABL Lender as its principal depository bank for all Obligors located in the United States, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services; provided, for the avoidance of doubt, that it is understood that, so long as otherwise permitted under the Loan Documents and not secured by any Lien, (a) Obligors may enter into foreign currency hedging agreements with other financial institutions and (b) utilize commercial credit card services of other financial institutions in the Ordinary Course of Business.
10.1.22    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 10.1.11, in each case within the time limits specified on such schedule, which time limits may be extended by the Lender, in its sole discretion.
10.2    Negative Covenants. As long as any Obligations (other than contingent indemnification obligations for which no claim has been asserted) are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
10.2.4    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(f)    the Obligations;
(g)    Subordinated Debt;
(h)    Permitted Purchase Money Debt;
(i)    Borrowed Money (other than the Obligations, the ABL Debt, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the Term Loan;
(j)    Bank Product Debt (as defined in the ABL Loan Agreement) incurred in the Ordinary Course of Business, as long as the aggregate mark-to-market obligations under Hedging Agreements do not exceed $1,000,000.00 at any given time;
(k)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000.00 in the aggregate at any time;
(l)    Permitted Contingent Obligations;
(m)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(n)    Debt consisting of loans against the cash surrender value of certain life insurance policies owned by one or more Borrowers, the proceeds of which loans are used towards the payment of the premiums under such policies;
(o)    intercompany Debt permitted under Section 10.2.7;

(p)    to the extent constituting Debt, surety, performance and customs bonds and the like incurred in the Ordinary Course of Business;
(q)    mortgage debt of Meridian with respect to the Meridian Warehouse;
(r)    Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,000,000 in the aggregate at any one time;
(s)    ABL Debt in a maximum principal amount not to exceed that permitted under the Intercreditor Agreement; provided that the ABL Debt is otherwise subject to the terms of the Intercreditor Agreement;
(t)    earn-outs and purchase price adjustments in the Native Remedies Acquisition and in Permitted Acquisitions; and
(u)    foreign currency hedging agreements and commercial credit card services with other financial institutions pursuant to Section 10.1.10.
10.2.5    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens in favor of Lender;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet due or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA or, with respect to any Plan, the Code) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, performance (including customs) and surety bonds, bids, contracts, statutory obligations and other similar obligations, as long as such Liens (other than deposits) are at all times junior to Lender’s Liens and are required or provided by law;
(f)    Liens arising in the Ordinary Course of Business and subject to Lien Waivers;
(g)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) with respect to any Obligor, at all times junior to Lender’s Liens;
(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);
(k)    existing Liens shown on Schedule 10.2.2;
(l)    Liens in favor of the ABL Lender securing the ABL Debt (subject at all times to the Intercreditor Agreement);
(m)    Purported Liens arising from the filing of precautionary UCC financing statements regarding operating leases or consignments and/or customary “back up” security interests granted in operating leases relating to the leased Equipment;
(n)    Subleases, licenses, sublicenses or the like granted by any Obligor or its Subsidiaries in the Ordinary Course of Business to third Persons and leases (or subleases) of unused space in Real Estate owned by the Obligors or their Subsidiaries, in each case not interfering in any material respect with the conduct of such Obligor or Subsidiaries;
(o)    Statutory Liens of landlords arising in the Ordinary Course of Business for (i) amounts not yet overdue by more than 30 days and (ii) amounts that are overdue and are being Properly Contested;
(p)    mortgage liens with respect to the Meridian Warehouse to secure the debt permitted under Section 10.2.1(l); and
(q)    other Liens attaching to assets other than Accounts and Inventory securing obligations incurred in the Ordinary Course of Business so long as the aggregate principal amount of the obligations so secured does not exceed $1,000,000 at any one time outstanding.
10.2.6    [Reserved].
10.2.7    Distributions; Upstream Payments. Declare or make any Distributions other than Permitted Distributions and Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for (i) restrictions under the Loan Documents or ABL Loan Documents, (ii) restrictions under Applicable Law, (iii) restrictions in effect on the Closing Date as shown on Schedule 9.1.15, (iv) restrictions in effect at the time a Person becomes a Subsidiary so long as such restriction was not entered into in contemplation of such Person becoming a Subsidiary and restricts only such Subsidiary, and (v) restrictions permitted under Section 10.2.14.
10.2.8    Restricted Investments. Make any Restricted Investment.
10.2.9    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, a transfer of Property by one Obligor to another Obligor, or a transfer of Property by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor.
10.2.10    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) loans to officers and employees provided such loans do not exceed, at any one time outstanding, $100,000; (c) prepaid expenses, security deposits and extensions of trade credit made in the Ordinary Course of Business; (d) deposits with financial institutions permitted hereunder; (e) intercompany loans existing on the Closing Date and set forth on Schedule 10.2.7; (f) other intercompany loans (i) by one

Obligor to another Obligor or (ii) by any non-Obligor Subsidiary to either another such non-Obligor Subsidiary or to an Obligor; and (g) loans from Blyth, Inc. to ViSalus pursuant to the ViSalus Credit Facility.
10.2.11    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect, to the extent applicable, on the Closing Date (or as amended thereafter with the consent of Lender or, in the case of the ABL Debt, as permitted by the Intercreditor Agreement); provided, however, Permitted Debt Prepayments may be made.
10.2.12    Fundamental Changes. (a) Without providing Lender with at least thirty (30) days’ prior written notice of the same, with respect to any Obligor, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; or (b) liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers, consolidations or liquidations or dissolutions or wind-ups of a wholly-owned Subsidiary with or into another wholly-owned Subsidiary or with or into a Borrower; or (b) Permitted Acquisitions.
10.2.13    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in compliance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except to another Subsidiary of the Borrowers (and provided Section 10.1.9 is complied with) and except directors’ qualifying shares or other de minimus shares required to comply with Applicable Law.
10.2.14    Organic Documents. Amend, modify or otherwise change any of its Organic Documents, in any manner which could reasonably be expected to be adverse to the interest of the Lender.
10.2.15    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.
10.2.16    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or recommended by the Obligor’s independent certified public accounts, and in each case in accordance with Section 1.2; or change its Fiscal Year.
10.2.17    Restrictive Agreements. Become a party to any Restrictive Agreement, except (i) the ABL Loan Documents (as in effect on the Closing Date or as amended as permitted under the Intercreditor Agreement) or (ii) a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder or operating leases, as long as the restrictions apply only to collateral for such Debt or the property leased under such operating leases; (c) constituting customary restrictions on assignment in leases and other contracts or (d) if the Specified Meridian Acquisition occurs, restrictions on Meridian.
10.2.18    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.19    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental or reasonably related thereto. Each FSHCO shall not engage in any material business or operations or acquire any assets or incur any liabilities other than (i) holding the ownership interests of one or more Foreign Subsidiaries or other FSHCO, (ii) such other activities as are required or prudent in connection with the maintenance of good standing and administration of such FSHCO and (iii) obligations under the Loan Documents and ABL Loan Documents.
10.2.20    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) the Loan Documents and any other transactions with the Lender or its Affiliates, and any transactions expressly permitted by the Loan Documents; (b) payment of reasonable (from the good faith perspective of the Board of Directors of the applicable Borrower or Subsidiary) compensation to officers and employees for services actually rendered or severance arrangements, and payment of customary directors’ fees (and reimbursement of reasonable expenses) and indemnities; (c) transactions solely among Borrowers or solely among non-Obligor Subsidiaries; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; (e) issuance of Equity Interests by Blyth, Inc. provided same does not result in a Change of Control or otherwise result in a Default or Event of Default, and (f) transactions with Affiliates, upon fair and reasonable terms (from the perspective of the Borrowers and its Subsidiaries) and no less favorable (to the Borrowers and its Subsidiaries) than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.21    Plans. Become party to any Pension Plan, Multiemployer Plan or Foreign Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA, regardless of whether ERISA is applicable thereto) (unless such plan is mandated by a government other than the United States for employees of any Obligor or Subsidiary), other than any in existence on the Closing Date.
10.2.22    Amendments to Subordinated Debt . Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt (other than as a result of paid-in-kind interest), or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.
10.2.23    Amendments to ABL Loan Documents. Make or permit any prepayment of principal of the ABL Debt not constituting a Permitted Debt Prepayment, or amend or modify any ABL Loan Document except any amendment or modification permitted by the Intercreditor Agreement.
10.2.24    Status of KWA, Inc. KWA, Inc., a Minnesota corporation, shall not (a) hold any assets (other than tax attributes such as net operating losses), (b) have any material liabilities other than (i) the liabilities under the Loan Documents or the ABL Loan Documents, (ii) Tax liabilities in the Ordinary Course of Business and (iii) corporate, administrative and operating expenses in the Ordinary Course of Business or (c) engage in any business other than (i) acting as a party to the Loan Documents and pledging its assets to the Lender pursuant to the Security Documents to which it is a party or (ii) acting as a party to the ABL Loan Documents and pledging its assets to the ABL Lender thereunder (subject to the terms of the Intercreditor Agreement).
10.2.25    Amendments to ViSalus Credit Facility. Amend, supplement or otherwise modify the ViSalus Credit Facility if such modification increases the maximum commitment amount of Blyth, Inc. to provide “Revolving Credit Loans” (as defined in the ViSalus Credit Facility) thereunder to more than $6,000,000.
10.3    Financial Covenants. As long as any Obligations are outstanding, Borrowers shall:

10.3.4    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 12 month period of at least 1.00 to 1.00 while a Trigger Period (as defined in the ABL Loan Agreement) is in effect, measured for the most recent such period for which monthly financial statements were delivered hereunder prior to the Trigger Period and each such monthly period ending thereafter until the Trigger Period is no longer in effect.
SECTION 11.     EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for more than three Business Days;
(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1 (except as set forth below), 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.2 or 10.3;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days (or (i) five Business Days in the case of a breach or failure to perform any covenant contained in Section 10.1.2 or (ii) five calendar days in the case of a breach or failure to timely deliver the monthly Borrowing Base Report as provided in Section 8.1) after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);
(f)    Any breach or default (after any applicable grace period) of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations, but including the obligations under the ABL Loan Documents) in excess of $500,000.00, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000.00 (net of insurance coverage therefor that has not been denied by the insurer) and such judgment or order remains unpaid for more than thirty (30) days, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
(h)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000.00;
(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business and the same could reasonably be expected to result in a Material Adverse Effect; an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business and the same could reasonably be expected to result in a Material Adverse Effect; there is a cessation of any part of an Obligor’s business for a material period of time and the same could reasonably be expected to result in a Material Adverse Effect; any Collateral or Property of an Obligor is taken or impaired through condemnation and the same could reasonably be expected to result in a Material Adverse Effect; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as permitted by Section 10.2.9); or an Obligor is not Solvent;
(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(k)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;
(m)    A Change of Control occurs; or
(n)    The Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect, ceases to be enforceable against the ABL Lender in accordance with the terms thereof, or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason, or the Borrower or any other Obligor or the ABL Lender shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any provision of the Intercreditor Agreement, (B) that the Lender is entitled to the benefits of the Intercreditor Agreement or (C) that all payments of principal of or premium and interest under the ABL Loan Documents, or realized from the liquidation of any property of any Obligor, shall be subject to the Intercreditor Agreement; or (iii) the Obligations shall cease to constitute obligations of “Term Loan Lender” (or the equivalent) under the ABL Loan Documents.
11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may, subject to the provisions of Section 7.8 hereof, in its discretion do any one or more of the following from time to time:
(r)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law; and
(s)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
11.3    License. To the fullest extent permitted by Applicable Law, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall, to the fullest extent permitted by Applicable Law inure to Lender’s benefit.
11.4    Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5    Remedies Cumulative; No Waiver.
11.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; or (b) any failure to satisfy any conditions precedent prior to making of the Term Loan; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.     MISCELLANEOUS
12.1    Amendments and Waivers.
12.1.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents. Lender may at any time assign all or a portion of its rights and obligations under this Agreement; provided that the consent of the Borrowers (such consent not to be unreasonably conditioned, withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Affiliate of Lender; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within ten (10) days after having received notice thereof.
12.1.6    Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.
12.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
12.3    Notices and Communications.
12.3.2    Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or in the case of a Person who becomes a Lender after the Closing Date, at the address shown on the documents in connection with such assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
12.3.3    Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Lender and only for routine communications, such as delivery of financial statements and other information required by Section 10.1.2. Lender makes no assurances as to the privacy and security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
12.3.4    Email. Reports, financial statements, materials, and other information and information may be delivered by Borrowers to the Lender pursuant to email procedures approved by the Lender in its discretion.

12.3.5    Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.
12.4    Performance of Borrowers’ Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
12.5    Intentionally Omitted.
12.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
12.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
12.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Lender may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.
12.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
12.10    No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
12.11    Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrowers; or (h) with the consent of Borrower Agent. Notwithstanding the foregoing, Lender may publish or disseminate general information concerning this credit facility, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

12.12    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.
12.13    Consent to Forum.
12.13.1    Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS

TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
12.13.2    Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.
12.14    Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment (except notices expressly set forth in the Loan Documents), default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) except as expressly set forth in the Loan Documents, notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
12.15    Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender may also require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of Applicable Law.
12.16    Release Prior to Termination. In the event of any Permitted Asset Disposition or any disposition of Equipment under clauses (a), (b) or (c) of Section 8.4.2, in each case to the extent permitted by Section 10.2.6, the Lender shall, at the request and expense of the Borrowers, release its Lien on the assets being transferred. In connection with any such release, upon the request of Borrower Agent and at Borrowers’ expense, the Lender shall promptly deliver to Borrower Agent any possessory Collateral held by the Lender.
12.17    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
12.18        SUBORDINATION OF INTERCOMPANY DEBT. Each Borrower agrees that all intercompany Debt among Obligors (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this

Agreement to the contrary; provided that no Event of Default has occurred and is continuing and Lender not delivered notice to the Borrower, the Borrowers may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this Agreement; provided, that in the event of and during the continuation of any Event of Default upon notice from Lender, no payment shall be made by or on behalf of any Borrower on account of any Intercompany Debt. In the event that any Borrower receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 12.18, such payment shall be held by such Borrower, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Lender.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER: GFIE, LLC By: Name: Robert B. Goergen Title: Manager Address: GFIE, LLC 11950 Turtle Beach Road North Palm Beach, Florida 33408 Attn: Robert B. Goergen, Manager email: bgoergen@blyth.com

BORROWERS: BLYTH, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
BLYTH HOME EXPRESSIONS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com

BLYTH DIRECT SELLING HOLDINGS, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

BLYTH CATALOG AND INTERNET HOLDINGS, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

PURPLE TREE, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

PARTYLITE HOLDING, INC.

By:
Title:
Address:
One East Weaver Street
Greenwich, CT 06831
Attn: Jane F. Casey, CFO
jcasey@blyth.com

SILVER STAR BRANDS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
PARTYLITE GIFTS, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
BJI CORPORATION By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
PARTYLITE WORLDWIDE, LLC By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
CANDLE CORPORATION OF AMERICA (DELAWARE) By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
CANDLE CORPORATION OF AMERICA By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com
KWA, INC. By: Title: Address: One East Weaver Street Greenwich, CT 06831 Attn: Jane F. Casey, CFO jcasey@blyth.com